                           PRELIMINARY PROXY MATERIAL

                            COMPUTER HORIZONS CORP.
                            49 OLD BLOOMFIELD AVENUE
                     MOUNTAIN LAKES, NEW JERSEY 07046-1495
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

    The Annual Meeting of Shareholders of Computer Horizons Corp. will be held at The Hamilton Park Conference Center, Florham Park, NJ, on Wednesday, May 6, 1998 at 10:00 A.M., local time, for the following purposes:

    1. To elect directors to serve until the next annual meeting and until their successors are elected and qualify.

    2. To approve an Amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of the Company's common stock, par value $.10, from 60,000,000 to 100,000,000.

    3. To approve the 1998 Amendment and Restatement to the Company's 1991 Director's Stock Option Plan.

    4. To ratify the selection of the accounting firm of Grant Thornton LLP as auditors for the Company's current year.

    5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 23, 1998, are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          WILLIAM J. MURPHY

                                          SECRETARY

Mountain Lakes, New Jersey

April 6, 1998

    IF IT IS CONVENIENT FOR YOU TO DO SO, WE HOPE YOU WILL ATTEND THE MEETING. IF YOU CANNOT, WE URGE YOU TO FILL OUT THE ENCLOSED PROXY CARD AND RETURN IT TO US IN THE ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS REQUIRED.

                           PRELIMINARY PROXY MATERIAL

                            COMPUTER HORIZONS CORP.
                            49 OLD BLOOMFIELD AVENUE
                     MOUNTAIN LAKES, NEW JERSEY 07046-1495
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 6, 1998
                            ------------------------

    The enclosed proxy is solicited on behalf of the Board of Directors of the Company and may be revoked at any time before it is finally exercised. As of March 23, 1998, the Company had outstanding 28,886,106 shares of common stock, $.10 par value, each share entitled to one vote. Only shareholders of record at the close of business on March 23, 1998, will be entitled to notice of and to vote at the annual meeting. It is anticipated that the mailing to shareholders of the Proxy Statement and the enclosed proxy will commence on or about April 6, 1998. Proxies for the annual meeting will be solicited by mail and through brokerage institutions by a solicitor and all expenses involved, including printing and postage, will be paid by the Company.

    All properly executed and unrevoked proxies that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with any specifications therein, or if no specifications are made, will be voted "FOR" the election of the named nominees and approval of the proposals set forth in the Notice of Annual Meeting of Shareholders of the Company. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. A person present at the meeting may withdraw his or her proxy and vote in person.

    Directors are elected by plurality vote. The affirmative vote of holders of record at the close of business on the record date of a majority of the outstanding shares of common stock is required to approve the proposed Amendment to the Company's Certificate of Incorporation and the proposed 1998 Amendment and Restatement to the 1991 Director's Stock Option Plan. Under New York law, abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Because the proposed amendment to the Certificate of Incorporation requires the affirmative vote of a majority of all outstanding shares entitled to vote for approval, an abstention or broker non-vote on this proposal will have the same legal effect as a vote against such proposal. Any other matter to be voted on at the meeting will require, for approval, the affirmative vote of a majority of the shares of common stock voting on the proposal, and abstentions and broker non-votes will not be counted for this purpose.

                      CERTAIN HOLDERS OF VOTING SECURITIES

    The following table presents certain information with respect to the beneficial ownership of shares of the Company's common stock (its only class of voting securities) on March 23, 1998 (except as noted otherwise), by (a) persons owning more than 5% of such shares or nominated for election as a director (see "Election of Directors"), (b) the named executive officers identified in the Summary Compensation Table, and (c) all directors and executive officers as a group.

                                                                                            AMOUNT
NAME AND ADDRESS OF                                                                      BENEFICIALLY       PERCENT
  BENEFICIAL OWNER                                                                          OWNED          OF CLASS
------------------------------------------------------------------------------------  ------------------  -----------
John J. Cassese.....................................................................        1,747,343(1)         6.0%
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
William J. Murphy...................................................................           65,500(1)          (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
Michael J. Shea.....................................................................           15,713(1)          (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
Thomas J. Berry.....................................................................           51,938(1)          (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
Rocco J. Marano.....................................................................           65,813(1)          (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
All directors and executive officers as a group (five persons)......................        1,946,307(3)         6.7%
FMR Corp............................................................................        3,024,100(4)        11.2%
Putnam Investments, Inc.............................................................        2,752,641(5)        10.0%
Pilgrim Baxter & Associates, Ltd....................................................        2,558,308(6)         9.4%

------------------------

(1) Includes 727,130 shares issuable upon exercise of options granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans, as follows: Cassese, 659,537; Murphy 63,000, and Shea, 4,593. Also includes 94,751 shares issuable upon exercise of options granted under the Company's 1991 Directors' Stock Option Plan, as amended, as follows: Berry 51,938 and Marano 42,813.

(2) Less than 1%.

(3) Includes all shares issuable upon exercise of options granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans and the Company's 1991 Directors' Stock Option Plan, as amended, included in Note 1.

(4) FMR Corp. filed a schedule 13G Statement with the Securities and Exchange Commission stating that as of December 9, 1997, it may be deemed to have sole dispositive power with respect to 3,024,100 shares of the Company's common stock and sole voting power with respect to 637,250 of such shares.

(5) Putnam Investments, Inc. ("PI") on behalf of itself and Marsh & McLennan Companies, Inc. Americas ("MMC"), Putnam Investment Management, Inc. ("PIM"), the Putnam Advisory Company, Inc. ("PAC") and Putnam New Opportunities Fund, filed a Schedule 13G Statement with the Securities and Exchange Commission stating that as of November 6, 1997, through its wholly-owned registered investment advisor subsidiaries, it may be deemed to have shared dispositive power with respect to 2,752,641 shares of the Company's common stock and to have shared voting power with respect to 330,419 of said shares. Putnam Investments, Inc. and Marsh & McLennan disclaim beneficial ownership of all 2,752,641 of said shares.

(6) Pilgrim Baxter & Associates Ltd. filed a Schedule 13G Statement with the Securities and Exchange Commission stating that as of January 20, 1998 it may be deemed to have sole dispositive power and shared power to vote or direct the vote with respect to 2,558,308 shares of the Company's common stock and to have sole voting power with respect to 2,074,058 of said shares.

                             ELECTION OF DIRECTORS

    The three current members of the Board of Directors have been nominated, for election by the Shareholders, to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualify. Unless such authority is withheld by an indication thereon, the proxy will be voted for the election of the nominees named herein. An employment agreement between the Company and Mr. Cassese provides that he will be included as a nominee for election at each annual meeting so long as the employment period under his agreement shall not have terminated. See "Executive Compensation" for additional information concerning such agreement.

    If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person as may be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to be a candidate for election. The following table sets forth certain information regarding the nominees:

                                   DIRECTOR
NOMINEE                  AGE         SINCE                             PRESENT PRINCIPAL OCCUPATION
-------------------      ---      -----------  ----------------------------------------------------------------------------
John J. Cassese              53         1969   Chairman and President of the Company
Thomas J. Berry              73         1989   Retired 1993 as Executive Advisor and Executive Asst. to Postmaster General
                                               U.S. Postal Services. Retired 1986 as Vice President-- AT&T
Rocco J. Marano              70         1995   Retired 1994 as Chairman of Blue Cross Blue Shield--New Jersey. Retired as
                                               Chairman and President of Bellcore (Bell Communications Research) in 1991

    The Board of Directors was reduced to three members during 1997 upon the death of Director, Wilfred R. Plugge.

    The Board of Directors held eight meetings during 1997. The Audit Committee consisting of the Board's outside Directors (Messrs. Berry, Marano and Plugge), held two meetings in 1997, and the Compensation Committee, consisting of the same members, held one meeting in 1997.

    The functions of the Audit Committee include reviewing with the independent auditors the objectives and scope of the audit, the audit approach and the results and findings of the audit. The functions also include understanding new accounting pronouncements as they pertain to the Company and recommending to the Board the engagement or discharge of the independent auditors.

    The Compensation Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under the Company's Incentive Stock Option and Appreciation Plans.

    The Company does not have a Nominating Committee.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company for the fiscal years indicated, to the Chief Executive Officer and to each of the Company's other executive officers (together, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM COMPENSATION
                                                                                        -------------------------------------------
                                                    ANNUAL COMPENSATION                            AWARDS                PAYOUTS
                                      ------------------------------------------------  ----------------------------  -------------

                                                                                                         SECURITIES
                                                                             OTHER        RESTRICTED     UNDERLYING
                                                                            ANNUAL           STOCK        OPTIONS/        LTIP
                                        YEAR       SALARY      BONUS     COMPEN- SATION     AWARDS          SARS        PAYMENTS
                                      ---------  ----------  ----------  -------------  ---------------  -----------  -------------
John J. Cassese.....................       1997  $  375,000  $  400,000    -- -- --        -- -- --          75,000     -- -- --
  Chairman of the Board, President         1996     375,000     250,000                                      75,000
  and Chief Executive Officer              1995     360,000     300,000                                     118,125
William J. Murphy...................       1997     225,000     150,000       --              --             75,000        --
  Executive Vice President,
  Chief Financial Officer and
  Secretary
Michael J. Shea.....................       1997     123,300      45,000       --              --              1,125        --
  Vice President and Controller            1996     113,300      25,000       --              --             15,000        --
                                           1995*     82,500      16,000       --              --             21,375        --



                                         ALL
                                        OTHER
                                       COMPEN-
                                      SATION(1)
                                      ---------
John J. Cassese.....................  $  74,393
  Chairman of the Board, President       44,255
  and Chief Executive Officer            44,328
William J. Murphy...................        304
  Executive Vice President,
  Chief Financial Officer and
  Secretary
Michael J. Shea.....................      1,435
  Vice President and Controller           1,068
                                            169

------------------------

*   Started 3/6/95.

(1) In 1997, the Company paid the premiums on a whole life insurance policy of $80,000, a universal life insurance policy of $800,000 and a term life insurance policy of $150,000 for Mr. Cassese. The Company also paid premiums of $60,000 on a $3,000,000 split-dollar life insurance policy on the joint lives of Mr. Cassese and his spouse. In addition the Company paid the premiums on a $150,000 term life insurance policy for Mr. Murphy and a term life insurance policy for Mr. Shea averaging $123,300. Under each such insurance policy the insured has the right to designate the beneficiaries. The company maintains a defined contribution (401K) savings plan and contributes $.25 for every dollar contributed by all participating employees up to 4% of each employee's salary deferral.

   The Company has non-qualified supplemental retirement benefit agreements with Messrs. Cassese and Murphy. Under their agreements, Messrs. Cassese and Murphy will be entitled to receive $2,000,000 and $1,000,000, respectively, upon retirement from the Company at age 65. If Mr. Cassese or Mr. Murphy retires from continuous employment with the Company prior to age 65 as a result of total and permanent disability, he will be deemed to have been continuously employed by the company until age 65 for purposes of his agreement. If Mr. Cassese or Mr. Murphy terminates his employment with the Company prior to reaching age 65, other than as a result of death or total and permanent disability, he will be entitled to receive, upon reaching age 65, a retirement benefit based on accrual and vesting formulas set forth in his respective agreement. If Mr. Cassese or Mr. Murphy were to terminate his employment as of the date of this Proxy Statement or during the year of 1998, Mr. Cassese's accrued and vested benefit would be $272,000; and Mr. Murphy's accrued and vested benefit would be $6,400. If Mr. Cassese or Mr. Murphy were to die prior to age 65, while still in the employ of the Company, his beneficiaries would be entitled to receive a lump sum benefit equal to the greater of his accrued and vested benefit and $1,000,000, in the case of Mr. Cassese, and $500,000 in the case of Mr. Murphy. Benefits payable upon retirement may be paid in a lump sum or in annual installments at the discretion of the beneficiary.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                      ----------------------------------------------------
                                                                                              POTENTIAL REALIZABLE
                                                                                                    VALUE AT
                                                                                            ASSUMED ANNUAL RATES OF
                                       NUMBER OF    % OF TOTAL                              STOCK PRICE APPRECIATION
                                      SECURITIES      OPTIONS                                         FOR
                                      UNDERLYING    GRANTED TO                                    OPTION TERM
                                        OPTIONS      EMPLOYEES    EXERCISE OR  EXPIRATION   ------------------------
                                        GRANTED       IN 1997     BASE PRICE      DATE          5%          10%
                                      -----------  -------------  -----------  -----------  ----------  ------------
John J. Cassese.....................      75,000          21.0%    $   21.00     01/30/07   $  990,509  $  2,510,144
William J. Murphy...................      75,000          21.0%        21.00     12/31/05      859,034     2,111,758
Michael J. Shea.....................       1,125           0.3%        25.67     04/22/02        7,979        17,631

    Pursuant to the terms of option grants, upon exercise of such options, if the optionee, while employed by the Company, desires to sell any shares acquired upon exercise of such options, the optionee must first offer such shares to the Company at their then fair market value.

    The following table sets forth certain information concerning stock options exercised in 1997 and/or held as of the end of the year, by the named executive officers. Such options were granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans. No stock appreciation rights have been granted under either Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1997 OPTION VALUES

                                                                                                       VALUE OF UNEXERCISED
                                                                         NUMBER OF UNEXERCISED             IN-THE-MONEY
                                              SHARES                      OPTIONS AT 12/31/97          OPTIONS AT 12/31/97
                                             ACQUIRED        VALUE     --------------------------  ----------------------------
NAME                                        ON EXERCISE    REALIZED    EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------  -------------  -----------  -----------  -------------  -------------  -------------
John J. Cassese..........................       --         $  --          584,537        --        $  22,852,659   $   --
William J. Murphy........................       --            --           --            75,000         --           1,837,500
Michael J. Shea..........................        1,800        20,200        4,218        27,263          173,485       975,165

EMPLOYMENT AGREEMENTS

    Mr. Cassese is a party to an Employment Agreement with the Company which expired on February 15, 1998, and which provides for an automatic renewal for successive additional terms of three (3) years unless either party gives at least 180 days prior written notice of intent to terminate. No written notice of intent to terminate having been given by either the Company or Mr. Cassese, the Agreement is extended through and until February 15, 2001. The Agreement provides, among other things, for an annual salary at the current rate of $400,000, with such increases and bonuses, if any, as the Company may determine. The Agreement also provides that if Mr. Cassese terminates his employment following the first anniversary of a Change of Control, he will be entitled to receive a lump sum equal to three times his base salary and highest bonus and continued benefits under Company benefit plans. In addition, the Agreement provides for an entitlement to salary, bonus and continued benefits based on the balance of the employment term (which automatically extends for three years if a Change of Control occurs) in the event of certain other terminations of employment. In general, a Change of Control is deemed to occur if a person or group acquires 20% or more of the Company's outstanding common stock, the Company's shareholders approve, with certain exceptions, a disposition of the Company, or a majority of the directors are succeeded within a 24-month period by individuals not nominated or approved by the Board as previously constituted. The Agreement also provides, in substance, that amounts receivable by Mr. Cassese after a Change of Control, which are subject to additional excise or other taxes, are to be increased to preserve the net benefit to the executive of such payments.

    Mr. Murphy is a party to an employment agreement with the Company which expires on December 31, 1999. The Agreement provides, among other things, for an annual salary at the current rate of $250,000, with such increases and bonuses, if any, as the Board of Directors may determine, together with participation in all benefit plans in which members of the Company's senior management generally are entitled to participate. The Agreement also provides that, if a change of Control occurs and thereafter Mr. Murphy either continues to be employed by the Company through the end of the contract term or his employment is terminated by the Company other than for cause or disability (as such terms are defined in the Agreement) or Mr. Murphy terminates his employment for good reason (as defined in the Agreement), then Mr. Murphy shall be entitled to received a lump sum equal to two times his base salary and highest bonus (subject to reduction to avoid excise or other taxes) as well as continued benefits under the Company's benefit plans.

    Mr. Shea has an Employment Agreement with the Company which automatically renews (unless terminated by either party) each March. The Agreement provides for an annual salary at the current rate of $125,000, plus severance pay in the event of termination of employment by the Company, which in no event can exceed one year's salary.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES

    The Compensation Committee (the "Committee") of the Board of Directors consists of its non-employee Directors. The Committee is responsible for developing policies and making specific recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. The goal of these policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.

    To help achieve this, the Committee, among other things, considers the chief executive officer's recommendations with respect to other executive officers, evaluates the Company's performance both in terms of current achievements and significant initiatives with long-term implications, assesses the contributions of individual executives, and compares compensation levels with those of other leading companies in similar or related industries.

FISCAL 1997 COMPENSATION

    With respect to the Company's chief executive officer, the Committee focused principally upon recommending to the Board an appropriate base salary increase and incentive compensation. As noted above, the chief executive officer is a party to an employment agreement with the Company that provides for base salary increases and bonuses as the Company may determine. In the view of the Committee, the base salary increase and bonus granted the chief executive officer with respect to 1997, appropriately reflected the Committee's policies outlined above.

    The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term share performance. These grants are designed to align the executive's interests with that of the shareholders. During 1997, stock options were granted to Mr. Cassese and to other members of management based upon their actual and potential contributions to the Company.

                                          Compensation Committee
                                          Thomas J. Berry
                                          Rocco J. Marano

                            DIRECTORS' COMPENSATION

    Directors who are not employees of the Company, are each entitled to receive as compensation the sum of $12,000 per year. If there are more than four non-telephonic meetings per year, they will each receive an additional sum of $2,000 per non-telephonic meeting. In 1997, the Company incurred an expense of $12,000 each for Messrs. Berry and Marano and $9,000 for Mr. Plugge.

1991 DIRECTOR'S STOCK OPTION PLAN

    The Computer Horizons Corp. 1991 Director's Stock Option Plan, as amended in 1994, (the "1991 Plan") provides for automatic grants of options to purchase 75,938 shares of common stock at its then fair market value, and up to five (5) additional annual grants to purchase 10,125 shares of common stock at its then fair market value. To date, Messrs. Berry, Marano and Plugge have each received options for 75,938 shares and Messrs. Berry and Plugge have each received five
(5) annual grants of 10,125 shares per grant and Mr. Marano two (2) grants of 10,125 shares. As noted herein, a proposal to amend and restate the Plan will be voted on at the 1998 Annual Meeting of Shareholders.

                           APPROVAL OF AMENDMENTS TO
         THE COMPUTER HORIZONS CORP. 1991 DIRECTOR'S STOCK OPTION PLAN

BACKGROUND

    The 1991 Plan became effective on March 5, 1991, and was amended by the Board on August 5, 1993 and approved by the shareholders of the Company on May 4, 1994, to increase the total number of shares of common stock that may be issued under the 1991 Plan by 137,500 to 250,000 and to provide for annual Option grants to eligible directors. The total number of shares that may be issued under the Plan has subsequently increased pursuant to the terms of the 1991 Plan as a result of certain stock splits declared by the Company.

    The 1991 Plan was subsequently amended and restated by the Board to be effective on May 6, 1998, subject to approval by the shareholders of the Company at the Annual Meeting. The amendments contained in the proposed amendment and restatement of the 1991 Plan (the "Amendment and Restatement") (i) decrease the number of shares of common stock that may be purchased under each type of option grant under the 1991 Plan; (ii) remove the limit on the number (currently 5) of annual option grants available to a non-employee director; and (iii) provide for certain technical amendments in order for the 1991 Plan to satisfy the requirements under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    The following description of the 1991 Plan, as proposed to be amended and restated, is a summary of the principal provisions of the 1991 Plan and is qualified in its entirety by reference to the 1991 Plan.

PURPOSE OF THE PLAN

    The purposes of the 1991 Plan are to enable the Company to attract, retain, and motivate the non-employee directors of the Company and to enhance the long-term mutuality of interest between the non-employee directors and the Company's shareholders by granting non-qualified stock options to purchase Common Stock ("Options").

ADMINISTRATION

    The 1991 Plan is administered by the Board. The Board may delegate its powers and functions under the 1991 Plan to a committee (the "Committee") of the Board of the Company (the "Board"), appointed from time to time by the Board. The Committee is intended to consist of two or more directors, each of whom will be non-employee directors as defined in Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board, or the Committee, if applicable, has full authority to interpret the 1991 Plan and decide any questions under the 1991 Plan and to make such rules and regulations and establish such procedures for administration of the 1991 Plan as it deems appropriate subject to the provisions of the 1991 Plan.

AVAILABLE SHARES

    The 1991 Plan authorizes the issuance of up to 843,750 shares of Common Stock, subject to adjustment.

    The 1991 Plan provides that appropriate adjustments will be made in the number and kind of securities receivable upon the exercise of outstanding Options in the event of a stock split, stock dividend, merger, consolidation or reorganization. The number of shares of Common Stock subject to an Option that has not yet been granted will not be automatically adjusted to reflect a change in the capital structure of the Company which would result in an increase in the number of Common Stock of the Company. However, the number of shares of Common Stock subject to an Option will be automatically adjusted downward to reflect a change in the capital structure of the Company which would result in a decrease in the number of Common Stock of the Company.

    In general, if Options are for any reason canceled, or expire or terminate unexercised, the shares covered by such Options will again be available for the grant of Options.

ELIGIBILITY

    All non-employee directors of the Company are eligible to be granted Options under the Director's Stock Option Plan. A non-employee director is a director serving on the Company's Board who is not an active employee of the Company.

GRANT OF OPTIONS

    Currently, upon his or her initial election to the Board, each non-employee director of the Company is granted an Option to purchase 75,938 (as previously adjusted from 10,000 under the terms of the 1991 Plan to reflect stock splits) shares of Common Stock (the "Initial Grant"). The Amendment and Restatement provides that the amount of shares of Common Stock that may be purchased under any Initial Grant made to a non-employee director following the effective date of the amendment and restatement of the 1991 Plan has been decreased to 10,000.

    On each January 1 after the non-employee director receives the Initial Grant, a non-employee director who has been a non-employee director for at least 6 months will be automatically granted an Option to purchase 10,125 (as previously adjusted from 2,000 under the terms of the 1991 Plan to reflect splits) shares of Common Stock (the "Annual Grant"). Prior to the Amendment, the Plan provided that the maximum number of Annual Grants that could be made to an eligible director was five. Pursuant to the 1998 Amendment, subject to shareholder approval, the maximum limit on the number of Annual Grants to an eligible director has been eliminated and the amount of shares of common stock that may be purchased under an Annual Grant made to a non-employee director following the effective date of the Amendment of the 1991 Plan has been decreased to 10,000.

    The exercise price per share of Common Stock upon the exercise of an Options is 100% of the fair market value (as defined in the 1991 Plan) of the Common Stock at the time of the grant of the Options, or the par value of the share of Common Stock, whichever is greater.

EXERCISE OF OPTIONS

    Subject to acceleration of the exercisability of the Options (as described below), each Initial Grant of an Option becomes exercisable as to 20% of the shares of Common Stock on the date of grant, as to an additional 20% of the shares of Common Stock on each anniversary of the date of grant up to the fourth anniversary of the date of grant. Options granted pursuant to an Annual Grant are fully vested and immediately exercisable upon the date of grant.

    Except where an Option expires earlier (as described below), if not previously exercised, each Option will expire upon the tenth anniversary of the date of the grant thereof.

    Options that are exercisable upon a non-employee director's termination of directorship for any reason except cause, prior to the complete exercise of an Option (or deemed exercise thereof), will remain exercisable by the non-employee director or, in the case of death, by the non-employee director's estate or by the person given authority to exercise such Options by his or her will or by operation of law following such termination until the earlier of (i) the expiration of the one year period following the non-employee director's termination of directorship or (ii) the remaining term of the Option. All Options held by a non-employee director expire immediately upon the non-employee director's termination of directorship for cause.

    All Options granted to a non-employee director and not previously exercisable become vested and fully exercisable immediately upon the occurrence of a change in control (as defined in the 1991 Plan).

    Common Stock purchased pursuant to the exercise of Options must be paid for at the time of exercise in cash or by delivery to the Company of unencumbered shares of Common Stock owned by the director for at least 6 months (or such longer period as required by applicable accounting standards to avoid a charge to earnings) or a combination thereof.

AMENDMENTS

    The 1991 Plan provides that it may be amended by the Board or the Committee at any time, and from time to time, to effect (i) amendments necessary or desirable in order that the 1991 Plan and the Options granted thereunder conform to all applicable laws, and (ii) any other amendments deemed appropriate. Notwithstanding the foregoing, to the extent required by law, no amendment may be made that would require the approval of the stockholders of the Company under applicable law or under any regulation of a principal national securities exchange or automated quotation system sponsored by the Nasdaq Stock Market, Inc. unless such approval is obtained. The 1991 Plan may be amended or terminated at any time by stockholders of the Company.

U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the principal U.S. federal income tax consequences with respect to Options under the 1991 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the federal income tax consequences (state and local income tax and estate tax consequences are not addressed below).

    In general, an optionee will realize no taxable income upon the grant of nonqualified stock options and the Company will not receive a deduction at the time of such grant. Upon exercise of a nonqualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, but such amount will not be subject to federal wage withholding or employment taxes. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the stock. If the Common Stock is held for more than 18 months after the date of exercise, the holder will be taxed at the lowest rate applicable to capital gains for such holder. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

    An optionee should consult with his or her tax advisor as to whether, as a result of Section 16(b) of the Exchange Act and the rules and regulations thereunder, the timing of income recognition is deferred for any period following the exercise of an Option (the "Deferral Period"). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the shares of Common Stock pursuant to the exercise of the nonqualified stock option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares over their exercise price, recognition of income by the recipient could, in certain instances, be deferred until the expiration of the Deferral Period.

    In addition, any entitlement to a tax deduction on the part of the Company is subject to the applicable federal tax rules, and in the event that the exercisability of an Option is accelerated because of a change in control, payments relating to the Options, either alone or together with certain other payments may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and be nondeductible by the Company.

    The 1991 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 1991 Plan is not, nor is it intended to be, qualified under Section 401(a) or 421 of the Code.

    [THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO ADOPT THE AMENDMENT.]

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    The Company maintains directors' and officers' liability insurance, providing coverage of up to $15,000,000, subject to a deductible. The policy also insures the Company against amounts paid by it to indemnify directors and officers. The current policy covers a period of one year at an annual premium of approximately $121,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    During 1997 Mr. Wilfred R. Plugge (former director, deceased) inadvertently filed a Form 4 as to one transaction after the due filing date.

                               PERFORMANCE GRAPH

    Below is a graph comparing the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of companies included in the Nasdaq Market Index and the Index of the Peer Group of Companies selected by the Company:

    The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the Nasdaq Market Index and the Peer Group, is based on the stock price or composite index at the end of fiscal 1992.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY, PEER GROUP AND BROAD MARKET

                                                                                                       Computer Horizons Corp
1992                                                                                                                     $100
1993                                                                                                                   178.38
1994                                                                                                                   307.28
1995                                                                                                                  1296.76
1996                                                                                                                  1969.74
1997                                                                                                                  3490.07

           COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY, PEER GROUP AND BROAD MARKET
                                                                                                       Peer Group    Broad Market

1992                                                                                                         $100            $100

1993                                                                                                       120.65          119.95

1994                                                                                                       152.32          125.94

1995                                                                                                       218.73          163.35

1996                                                                                                       518.95          202.99

1997                                                                                                      1077.87           248.3


                                                                              FISCAL YEAR ENDING
                                                      ------------------------------------------------------------------
COMPANY                                                  1992        1993       1994       1995       1996       1997
----------------------------------------------------     -----     ---------  ---------  ---------  ---------  ---------

Computer Horizons...................................         100      178.38     307.28   1,296.76   1,969.74   3,490.07

Peer Group..........................................         100      120.65     152.32     218.73     518.95   1,077.87

Broad Market........................................         100      119.95     125.94     163.35     202.99     248.30

    The preceding graph compares the performance of the Company with the Nasdaq Market Index and the Peer Group Index. The Peer Group Index is comprised of four companies, each of whom is engaged not only in professional services, but is also involved in emerging and prospective "total solutions." They are Analysts International Corp., CIBER, Inc., Computer Task Group Inc. and Keane Inc.

           PROPOSAL TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

    On March 25, 1998, the Board of Directors unanimously approved and authorized the submission to the Shareholders of, an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock, par value $.10, from 60,000,000 to 100,000,000. The proposed amendment requires the affirmative vote of the holders of a majority of all shares of Common Stock outstanding as of the record date.

    As of March 23, 1998 there were 28,886,106 shares of Common Stock issued and outstanding. An aggregate 5,817,972 shares of Common Stock are reserved for issuance pursuant to the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans, the 1991 Directors' Stock Option Plan, as amended, and outstanding Stock Purchase Warrants. This leaves a balance of 25,295,922 authorized but unissued shares of Common Stock (including shares held in treasury) available for future issuance.

    The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Board the necessary flexibility to issue Common Stock in connection with and in furtherance of general Corporate purposes, whether in the nature of stock dividends and splits, acquisitions, financings, employee benefits or any other appropriate Corporate purposes without the expense and delay that would arise if there were insufficient authorized shares for a specific issuance, as shareholder approval would then be needed to increase the authorized number of shares. The Company has no present plans to issue any additional shares of Common Stock, but reviews and evaluates potential Corporate actions on an on-going basis to determine if such action would be in the best interest of the Company and its shareholders. Depending on the nature of any future issuance of common stock, further shareholder authorization may be required under New York law or the rules of Nasdaq or any stock exchange on which the common stock may then be listed.

    The proposed increase in the number of authorized shares of common stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Although the Board of Directors has no present intention of issuing additional shares for such purpose, the Securities and Exchange Commission has indicated that this potential use should be disclosed.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

                                    AUDITORS

    The Board of Directors, with the approval of the Audit Committee, has selected the firm of Grant Thornton LLP as independent auditors to examine the financial statements of the Company for the year ending December 31, 1998. This selection is being presented to the shareholders for ratification at the annual meeting. If the shareholders do not ratify the employment of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

    A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                               OTHER INFORMATION

    The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation. The Company also has retained Regan & Associates, New York, New York, to assist in soliciting proxies at a cost not to exceed $5,500 exclusive of expenses.

    Proposals of shareholders intended to be presented at the annual meeting to be held in 1999 must be received by the Company no later than December 1, 1998, to be included in the proxy materials for such meeting.

    The Board of Directors is aware of no other matters that are to be presented to the shareholders for action at the meeting. If, however, any other matters properly come before the meeting, the person named in the enclosed form of proxy will vote such proxies in accordance with his judgment on such matters.

    Upon the written request of any shareholder as of March 23, 1998, a copy of the Company's Annual Report on Form 10-K for the year ended December 3l, 1997 (excluding exhibits), as filed with the Securities and Exchange Commission, will be supplied without charge. Requests should be directed to Shareholder Relations, Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495.

                                        By Order of the Board of Directors,

                                        William J. Murphy
                                        Secretary

Mountain Lakes, New Jersey
April 6, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                           COMPUTER HORIZONS CORP.
     The undersigned appoints JOHN J. CASSESE as proxy to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of COMPUTER HORIZONS CORP. to be held at The Hamilton Park Conference Center, 175 Park Avenue, Florham Park, NJ, on Wednesday, May 6, 1998 at 10:00 A.M. and any adjournment thereof.

IF NOT OTHERWISE INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION "FOR" THE APPROVAL OF THE 1998 AMENDMENT AND RESTATEMENT TO THE 1991 DIRECTOR'S STOCK OPTION PLAN AND "FOR" THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT YEAR.

     (1) Election of Directors: John J. Cassese, Thomas J. Berry and Rocco J. Marano For all Withhold authority to vote nominees listed. For all nominees listed. For all nominees except nominees written in space below. (2) To approve an Amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of the Company's common stock, par value
$.10, 60,000,000 to 100,000,000.  For Against Abstain (3) To approve the 1998
Amendment and Restatement to the 1991 Director's Stock Option Plan, as
amended in 1994. For Against Abstain (4) Proposal to ratify the selection of Grant Thornton LLP as the company's independent auditors for the current year. For Against Abstain (5) Upon any other matters that may properly come before the meeting or any adjournment.
Signature               Date           Signature              Date
         --------------     ----------          -------------     ------------
     Mark here for address change and note above. Signature(s) should agree with name(s) printed hereon. Please correct any errors in address shown. If signing in representative capacity include full title. Proxies by a corporation should be signed in its name by an authorized officer. Where stock stands in more than one name, all holders of record should sign.